UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

June 22, 2005

Date of Report (Date of earliest event reported):

Commission File Number: 0-26307

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Lexor Holdings, Inc.

(Exact name of registrant as specified in its charter)

Florida                                                                                                     82-0190257

(State or other jurisdiction of                                                                    (I.R.S. Employer

 incorporation or organization)                                                                   Identification No.)

17011 Beach Blvd., Suite 1230, Huntington Beach, California 92647

(Address of principal executive offices)

(714) 843-5455

(Issuer's telephone number, including area code)

Item 1.01    Entry into a Material Definitive Agreement.

    On June 22, 2005, Lexor Holdings, Inc. ("Lexor" or the "Company") entered into a Stock Purchase Agreement ("Agreement") with Jeantex, Inc., a California corporation ("Jeantex") and Susan Shin, an individual who is the president and sole shareholder of Jeantex ("Shin").  Pursuant to the terms of the Agreement, Lexor has agreed to acquire 100% of the issued and outstanding equity interests of Jeantex in exchange for 56,350,000 shares of Lexor common stock.  The shares of Lexor common stock to be issued shall be restricted from resale until such time as they may be sold pursuant to Rule 144.  The Closing of this transaction was scheduled for June 30, 2005.

    Jeantex is in the business of designing, developing, manufacturing and marketing of consumer products for apparel markets worldwide.  Jeantex currently manufactures denim jeans for such companies as ABS, Blue Cult, Guess, Hurley, Limited Express and Lucky.  Jeantex also manufactures and markets new lines of uniquely designed premium jeans, T-Shirts, and accessories under the "Bone People" trademark, which are currently being marketed in Germany, Japan, Portugal, Scandinavia, Spain and the United States.

Item 2.01    Completion of Acquisition or Disposition of Assets.

    On June 29, 2005, the transaction contemplated in the Agreement was completed and a Closing Memorandum was executed by all parties.  The Company has submitted paperwork to the Secretary of State of Florida to change its corporate name to "Jeantex  Group, Inc." and will also change its stock trading symbol.

Item 9.01    Financial Statements and Exhibits

    Exhibit 10.3 -  Share Exchange Agreement between the Company and Jeantex, Inc,. dated June 22, 2005.

    Exhibit 10.4 - Closing Memorandum for the Stock Purchase of Jeantex, Inc. by Lexor Holdings, Inc., dated June 29, 2005

      The Audited and Pro Forma Financial Statements and information will be provided no later than 75 from the date of the Agreement (September 5, 2005).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 5, 2005

LEXOR HOLDINGS, INC.

/s/ Henry Fahman

     Henry Fahman,

     Interim CEO